Exhibit 10.2

DATED 13 February 2009

(1)           WHITTON PETROLEUM SERVICES LIMITED

and

(2)      CIE ANGOLA BLOCK 9 LIMITED

CIE ANGOLA BLOCK 20 LIMITED

CIE ANGOLA BLOCK 21 LIMITED

and

(3)           COBALT INTERNATIONAL ENERGY L.P.

RESTATEMENT AGREEMENT

RELATING TO

OVERRIDING ROYALTY AGREEMENTS

FOR BLOCKS 9, 20 AND 21 OFFSHORE ANGOLA

THIS RESTATEMENT AGREEMENT is dated 13 February 2009 and made

BETWEEN

(1)                                 WHITTON PETROLEUM SERVICES LIMITED, a Bahamian company which has its registered address at Suite E-2 Union Court Building, Elizabeth Ave and Shirley St, Nassau, Bahamas (“Whitton”);

(2)                                 CIE ANGOLA BLOCK 9 LIMITED, a company which is, at the date of this Restatement Agreement, a subsidiary of the Guarantor (“Cobalt 9”),

CIE ANGOLA BLOCK 20 LIMITED, a company which is, at the date of this Restatement Agreement, a subsidiary of the Guarantor (“Cobalt 20”),

CIE ANGOLA BLOCK 21 LIMITED, a company which is, at the date of this Restatement Agreement, a subsidiary of the Guarantor (“Cobalt 21”); and

(3)                                 COBALT INTERNATIONAL ENERGY L.P., a company organized and existing under the laws of the State of Delaware, with headquarters at Two Post Oak Central, 1980 Post Oak Blvd, Suite 1200, Houston, Texas, 77056, United States of America (the “Guarantor”),

(together with their respective successors and permitted assigns, individually a “Party” and collectively the “Parties”).

WHEREAS:

(A)                               Whitton, Cobalt 9 and the Guarantor entered into an overriding royalty agreement relating to Block 9 Offshore Angola dated 4 April 2008 (the “Block 9 Agreement”).

(B)                               Whitton, Cobalt 20 and the Guarantor entered into an overriding royalty agreement relating to Block 20 Offshore Angola dated 4 April 2008 (the “Block 20 Agreement”).

(C)                               Whitton, Cobalt 21 and the Guarantor entered into an overriding royalty agreement relating to Block 21 Offshore Angola dated 4 April 2008 (the “Block 21 Agreement”; the Block 9 Agreement, the Block 20 Agreement and the Block 21 Agreement hereinafter collectively referred to as the “Agreements”).

(D)                               In consideration of the considerable assistance provided by and continued assistance of Whitton to the Guarantor and its Affiliates in its efforts to arrange:

(i)                                     a two hundred million Dollar ($200,000,000) investment by Sonangol or its affiliates in the Guarantor or its Affiliates; and

(ii)                                  the proposed entry by the Guarantor and/or its Affiliates into production sharing agreements, risk sharing agreements, risk service agreements, concessions or similar agreements with Sonangol or any other Government body and pursuant to which Cobalt is granted rights in oil and gas production (or the proceeds thereof) in respect of an oil and gas block in the Republic of Angola, the Parties have agreed with effect from the Effective Date (as defined below) to replace the Block 9 Agreement, the Block 20 Agreement and the Block 21 Agreement with this single restated agreement (the “Restatement Agreement”), on terms which are set out in Schedule 1 to this Restatement Agreement, providing for, amongst other things, an entitlement of Whitton to receive royalty payments from the Guarantor as set out therein, in respect of any oil and gas block located in the Republic of Angola (including, for the avoidance of doubt, Blocks 9, 20 and 21 Offshore Angola) which may be awarded to the Guarantor or its Affiliates.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.                                      PURPOSE AND DEFINITIONS

1.1                               This Restatement Agreement sets out the terms and conditions upon and subject to which the Parties have agreed to: (a) terminate the Block 9 Agreement, the Block 20 Agreement and the Block 21 Agreement; and (b) restate the Agreements.

1.2                               Except as otherwise defined herein, the terms defined in the Agreements shall bear the same meaning when used in this Restatement Agreement.

2.                                      TERMINATION OF BLOCK AGREEMENTS

Upon the execution of this Restatement Agreement, each of the Parties to this Restatement Agreement hereby irrevocably and unconditionally:

(i)                                     agrees and acknowledges that, as at and with immediate effect from the Effective Date (as defined below), the Agreements and all of the terms contained therein (including without limitation any term which is expressed to survive the termination of the Agreements) shall cease and terminate and each Party shall be released and discharged from any and all agreements, undertakings, covenants and obligations to be observed and performed by them pursuant to or in connection with the Agreements (whether past, present or future and whether actual or contingent); and

(ii)                                  waives, as at and with immediate effect from the Effective Date (as defined below), any rights, claims, actions or remedies of any kind whatsoever which it has or which it may have against the other Parties under or in connection with the Agreements and hereby releases and discharges each and every other Party from any and all liabilities whatsoever in connection therewith.

3.                                      RESTATEMENT OF BLOCK AGREEMENTS

The agreement in the consolidated form set out in Schedule 1 to this Restatement Agreement shall be effective on and with effect from the date of this Restatement Agreement (the “Effective Date”).

4.                                      MISCELLANEOUS

4.1                               The provisions of Clauses 9.1 ( Confidentiality), 11 (Miscellaneous), 12 (Notices), 13 ( Governing Law and Jurisdiction) and 14.1 to 14.5 (Dispute Resolution) of the Agreements shall be incorporated into this Restatement Agreement as if set out in full

2

in this Restatement Agreement and as if references in those Clauses to “this Agreement” are references to this Restatement Agreement.

4.2                               This Restatement Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF the Parties have executed this Restatement Agreement on the day and year first above written.

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Signed by:	/s/ David Faskell

Duly authorized for and on behalf of
Whitton Petroleum Services Limited

Name: David Faskell
Position: Director

Signed by:	/s/ Joseph H. Bryant

Duly authorized for and on behalf of
CIE Angola Block 9 Limited

Name: Joseph H. Bryant
Position: Chairman and Chief Executive Officer

Signed by:	/s/ Joseph H. Bryant

Duly authorized for and on behalf of
CIE Angola Block 20 Limited

Name: Joseph H. Bryant
Position: Chairman and Chief Executive Officer

Signed by:	/s/ Joseph H. Bryant

Duly authorized for and on behalf of
CIE Angola Block 21 Limited

Name: Joseph H. Bryant
Position: Chairman and Chief Executive Officer

Signed by:	/s/ Joseph H. Bryant

Duly authorized for and on behalf of
Cobalt International Energy, L.P.

Name: Joseph H. Bryant
Position: Chairman and Chief Executive Officer

4

SCHEDULE 1

RESTATED AGREEMENT

5

DATED 13 February 2009

(1)                                 WHITTON PETROLEUM SERVICES LIMITED

and

(2)                                 COBALT INTERNATIONAL ENERGY L.P.

OVERRIDING ROYALTY AGREEMENT

RELATING TO

BLOCKS LOCATED OFFSHORE ANGOLA

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	OVERRIDING ROYALTY PAYMENT	5
3.	PROVISION OF INFORMATION	6
4.	WHITTON SERVICES	7
5.	LIABILITY	8
6.	REPRESENTATIONS AND WARRANTIES OF COBALT	8
7.	REPRESENTATIONS AND WARRANTIES OF WHITTON	9
8.	ASSIGNMENT	10
9.	TAXES AND COSTS	13
10.	CONFIDENTIALITY	14
11.	TERMINATION	14
12.	MISCELLANEOUS	15
13.	NOTICES	16
14.	GOVERNING LAW AND JURISDICTION	17
15.	DISPUTE RESOLUTION	17

i

THIS AGREEMENT is made this 13th day of February 2009 (the “Effective Date”) BETWEEN:

(1)                                 WHITTON PETROLEUM SERVICES LIMITED,a Bahamian company which has its registered address at Suite E-2 Union Court Building, Elizabeth Ave and Shirley St, Nassau, Bahamas (the “Beneficiary” or “Whitton”); and

(2)                                 COBALT INTERNATIONAL ENERGY L.P., a company organized and existing under the laws of the State of Delaware, with headquarters at Two Post Oak Central, 1980 Post Oak Blvd, Suite 1200, Houston, Texas, 77056, United States of America (the “Cobalt”),

(together with their respective successors and permitted assigns, individually a “Party” and collectively the “Parties”).

WHEREAS:

(A)                               The Beneficiary has provided and will continue to provide Cobalt and its Affiliates with considerable assistance in its efforts to arrange: (i) a two hundred million Dollar ($200,000,000) investment by Sonangol or its affiliates in Cobalt or its Affiliates; and (ii) the proposed entry by Cobalt and/or its Affiliates into Government Contracts with Sonangol or other subsidiaries, departments or divisions of the Government.

(B)                               In consideration of the considerable assistance provided by and continued assistance of the Beneficiary, Cobalt wishes to grant to the Beneficiary certain rights to be paid royalties in respect of production of crude oil only from Block 9, Block 20 and Block 21 and crude oil and natural gas (where Cobalt has entitlement to such crude oil or natural gas) from any other oil and gas block located in the Republic of Angola in which Cobalt or its Affiliates has a participating interest (or any other economic or equity interest) during the term of this Agreement (each a “Block” and together, the “Blocks”), on the terms and subject to the conditions of this Agreement.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Agreement (including in the recitals), the following expressions shall have the following meanings:

“Accounting Procedure” means the accounting rules and procedures attached to and forming part of any JOA;

“Affiliate” means, with respect to any Party, any other Person that directly or indirectly (through one or more intermediaries) Controls, or is Controlled by, or is under common Control with, such Party;

“Beneficiary’s Account” means such bank account of and in the name of the Beneficiary as the Beneficiary shall specify by notice in writing to the other Party promptly following the date of this Agreement (or such other account as the Beneficiary may notify to the other Party in writing on not less than twenty (20) Business Days’ notice);

“Beneficiary’s Proportion” means two decimal point five percent (2.5%);

“Block 9” means block 9 offshore Angola;

“Block 20” means block 20 offshore Angola;

“Block 21” means block 21 offshore Angola;

“Block” and “Blocks” have the meaning given in the Recitals;

“Business Day” means a day, other than a Saturday or Sunday, on which banks are generally open for normal business in Houston, Texas and London, England;

“Cash Value” means, in respect of any Block, the market value (expressed in Dollars) of the rights and obligations of the Beneficiary under this Agreement in relation to such Block, based upon the amount in cash a willing transferee of such rights and obligations would pay a willing transferor in an arm’s length transaction;

“Change in Control” means, in respect of any entity, any direct or indirect change in Control of such entity (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, and includes the liquidation, dissolution or winding up of such Party;

“Claimant” has the meaning given in Clause 15.2;

“Contractor” means the contractor (including all entities forming any contractor group) under and in accordance with any Government Contract;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a majority or other controlling interest in the voting securities or other equity ownership interest in such Person, by law, or by agreement between Persons conferring such power or voting rights, and “Controls”, “Controlled by” and other derivatives shall be construed accordingly;

“Disclosing Party” has the meaning given in Clause 10.1;

“Dollars” and “$” means the currency of the United States of America;

“Effective Date” has the meaning given in the preamble to this Agreement;

“Expert” means the expert appointed in accordance with Clause 15.5;

“Expert Notice” has the meaning given in Clause 15.5;

“Full Payment Notice” has the meaning given in Clause 9.2(b);

“Government” means the Government of the Republic of Angola, including all ministries and departments thereof and all federal, state, local or other governmental authorities or organisations within the Republic of Angola and all entities owned, operated or controlled by any such authorities or organisations;

“Governmental Authority” means any government, or any political subdivision thereof, including departments, courts, commissions, boards, bureaux, ministries, agencies or other instrumentalities, and all entities owned, operated, or controlled by any such government or subdivision thereof, including those in the Republic of Angola;

“Government Contract” means any production sharing agreement, risk sharing agreement, risk service agreement, concession or similar agreement entered into by Cobalt or its Affiliates with Sonangol or any other Government body and pursuant to which Cobalt or its Affiliates are granted rights in oil and gas production (or the proceeds thereof) in respect of a Block, as from time to time varied, supplemented, assigned and/or novated;

“Gross Petroleum” means, in respect of any Block, such quantity of crude oil and natural gas as is: (i) produced in any Quarter from such Block and not used in petroleum operations, less the cost recovery crude oil or gas (or equivalent under the applicable Government Contract) from such Block; and (ii) allocated to the Contractor under the Government Contract in respect of such Block;

“Gross Petroleum Value” means, subject to the provisions of Clause 2.1(b), for any Quarter, the value of the Gross Petroleum for that Quarter, calculated as the quantity of such Gross Petroleum multiplied by the Market Price;

“Heads of Agreement” means the heads of agreement dated 26 September 2007 between the Beneficiary and Cobalt;

“ICC Rules” has the meaning given in Clause 15.1;

“Intellectual Property Right” means any formula, process, invention, improvement, utility model, trade mark, service mark,business name, copyright, design right, patent, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which relates to or is used in connection with the business, operations or any product or service of Cobalt or its Affiliates;

“Joint Operating Agreement” or “JOA” means any operating agreement, joint operating agreement or similar agreement entered into between the Persons constituting the Contractor under any Government Contract, as from time to time varied, supplemented, assigned and/or novated;

“Market Price” means: (a) in the case of crude oil, the price determined in accordance with Article 6 of the Republic of Angola Law on Taxation of Petroleum Activities (Law No 13/04 of 24 December 2004); and (b) in the case of natural gas, the price for the valuation of natural gas that may be agreed by the Contractor and Sonangol for the purposes of the applicable Government Contract;

“Operator” means the Person designated as Operator under any JOA;

“Partner” means a Person which is a party to a JOA and one of the Persons constituting the Contractor;

“Percentage Interest” means, in respect of any Block or Government Contract, the percentage interest share of Cobalt in the rights, title and interest of the Contractor under such Block or Government Contract and any related JOA;

“Person” means any natural person, company, partnership, corporation, association, trust, joint venture, unincorporated organisation or Governmental Authority or any other legal entity;

“Public Official” means any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise, a public international organisation or a Governmental Authority, including any state-owned, state-controlled or state-operated entity;

“Quarter” means any period of three (3) consecutive months beginning after the Effective Date on 1 January, 1 April, 1 July or 1 October or in respect of the first Quarter, the period commencing on the Effective Date and ending on the day before the commencement of the first full Quarter and in respect of the last Quarter, the period commencing on, as the case may be, 1 January, 1 April, 1 July or 1 October and ending on the day of termination of this Agreement in respect of the applicable Block;

“Receiving Party” has the meaning given in Clause 10.1;

“Recitals” means the recitals to this Agreement;

“Relevant Legislation” has the meaning given in Clause 7.1;

“Remaining Interest” has the meaning given in Clause 8.4;

“Representatives” has the meaning given in Clause 7.1;

“Respondent” has the meaning given in Clause 15.2;

“Services” means the services to be provided and the obligations to be performed by Whitton under Clauses 4.1 and 4.2;

“Sonangol” means Sociedade Nacional de Combustiveis de Angola - Empresa Publica (Sonangol, E.P.), a company with its headquarters in Luanda, Republic of Angola, incorporated in accordance with Angolan Decree n° 52176 , of 9 June 1976;

“Substitute Assets” has the meaning given in Clause 8.3;

“Substitution Notice” has the meaning given in Clause 8.3;

“Tribunal” has the meaning given in Clause 15.2; and

“Withholding Notice” has the meaning given in Clause 9.2(a).

1.2                               All references to Clauses and Schedules are, unless otherwise expressly stated, references to clauses of and schedules to this Agreement.

1.3                               The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.4                               Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

1.5                               Unless the context otherwise requires, reference to the singular shall include the plural and vice versa, reference to any gender shall include all genders.

1.6                               References in this Agreement to any other agreement, document or instrument shall be construed and have effect as references to the same as from time to time supplemented, amended and/or novated.

1.7                               In this Agreement, the word “including” shall be construed without limitation.

2.                                      OVERRIDING ROYALTY PAYMENT

2.1                               Subject to and in accordance with the terms of this Clause 2:

(a)                                 in consideration of the performance by the Beneficiary of its obligations under this Agreement, Cobalt shall pay to the Beneficiary, in respect of each Block, for each Quarter from and including the first Quarter in which the quantity of Gross Petroleum allocated to Contractor under any Government Contract exceeds zero until this Agreement is terminated in respect of such Block, an amount calculated as follows:

QP = BP x (PI x GPV)

Where:

QP is the payment to be made to the Beneficiary for such Quarter; BP is the Beneficiary’s Proportion;

PI is Cobalt’s Percentage Interest share;

GPV is Gross Petroleum Value for such Quarter; and

(b)                                 where the relevant Government Contract is a risk services agreement and not a production sharing agreement, the Parties undertake to agree a “Production Sharing Agreement Economic Model’’, containing economic terms equivalent to those in such risk services agreement, which model shall be used for calculation of each Quarter’s Gross Petroleum Value. In such circumstances, the quarterly calculation shall use the actual production and costs as incurred on the relevant Block for the purposes of determining the Gross Petroleum and Gross Petroleum Value.

2.2                               Any payments required to be made pursuant to this Clause 2 shall be made in Dollars.

2.3                               In the event of any unitization of a Block, the payments to be made to the Beneficiary pursuant to this Clause 2 shall be calculated by reference to such percentage of production attributable to Cobalt from the unit area as will allow the Beneficiary to receive payments in an amount which is no less and no more than an amount equivalent to the payments that would have been so received if such unitization had not occurred and such payments had been calculated in accordance with the provisions of Clause 2.1.

3.                                      PROVISION OF INFORMATION

3.1                               Not later than twenty (20) Business Days after the Operator has approved disbursements to the Partners for any Quarter in accordance with the Accounting Procedure, Cobalt shall provide to the Beneficiary in respect of such Quarter:

(a)                                 a statement setting out the calculation of the amount payable to the Beneficiary pursuant to Clause 2.1 in respect of each Block, including the Gross Petroleum, the Gross Petroleum Value and the Market Price; and

(b)                                 such evidence and documentation as is reasonably necessary to demonstrate the accuracy of such calculation and as is consistent with such evidence and documentation in relation thereto as is provided by Cobalt to its Partners (if any) in the relevant Block.

3.2                               Cobalt shall provide the Beneficiary with:

(a)                                 details of its plans and operations in respect of any Block, including all such technical and economic assessments of such Block as Cobalt may prepare or have available, as soon as reasonably practicable, and in any event within five (5) Business Days after preparation of such plans or commencement of such operations, whichever is the earlier; and

(b)                                 all such other information in relation to such Block which is in Cobalt’s possession and which Whitton reasonably requires to perform its obligations under this Agreement.

3.3                               The Beneficiary acknowledges and agrees that, notwithstanding any other provision of this Agreement:

(a)                                 Cobalt and/or its Affiliates will be subject to restrictions on the disclosure of information pursuant to the terms of any Government Contract and JOA, and under any agreement entered into in connection therewith and under applicable law, and Cobalt shall not be required to act in contravention of such restrictions; and

(b)                                 the Beneficiary shall not have any right to participate in, vote on or otherwise influence any operational and/or business decisions of Cobalt or of the Contractor in connection with any Block; provided however that Cobalt shall not initiate and/or implement any action, the principal purpose of which is to reduce or otherwise adversely affect the Beneficiary’s rights under this Agreement.

4.                                      WHITTON SERVICES

4.1                               From the date of this Agreement Whitton shall, subject to the further provisions of this Clause 4, provide support, assistance and advice to Cobalt and its Affiliates in:

(a)                                 the negotiation, drafting, execution and performance of any Government Contract in relation to any Block with Sonangol and the Government and their respective representatives and affiliates;

(b)                                 any negotiations with Sonangol and the Government and their respective representatives and affiliates in relation to the potential award to Cobalt or its Affiliates of any Block; and

(c)                                  the establishment by Cobalt and its Affiliates of its business and operations in the Republic of Angola.

4.2                               The services to be provided pursuant to Clause 4.1 shall:

(a)                                 include such services and support as Cobalt may reasonably request from time to time on reasonable notice to Whitton; and

(b)                                 be provided by Whitton through the services of Mr John Kennedy and such other employees or representatives of Whitton as Cobalt may from time to time approve for such purpose.

4.3                               Cobalt acknowledges that Whitton may encounter practical impediments in the performance of the Services, including failure by Sonangol and/or the Government to attend meetings when arranged or to respond to correspondence in a timely manner. Except as prevented by such impediments, Whitton shall:

(a)                                 perform the Services with due diligence, with all reasonable skill and care, and in compliance with all applicable laws and regulations;

(b)                                 act in, and use its best efforts to promote and protect, the interests of Cobalt and in accordance with the reasonable directions and instructions of Cobalt to the extent that such directions or instructions are not in conflict with the other provisions of this Agreement;

(c)                                  use its best efforts to devote to the Services such of its and its employees’ and representatives’ time, attention and resources as may be reasonable and necessary for the proper performance of the Services; and

(d)                                 keep Cobalt fully informed as to Whitton’s progress in performance of the Services and give to Cobalt such information regarding the provision of Services and such information obtained by Whitton in the course of performing the Services as Cobalt may reasonably require.

4.4                               Whitton shall immediately disclose to Cobalt any conflict which arises between the interests of Cobalt and the interests of Whitton or of any officer, director, employee, client or customer of Whitton, or which arises as a result of any present or future appointment, employment or other interest of Whitton or its Representatives.

4.5                               Cobalt shall reimburse Whitton in accordance with Clause 4.6 the amount (minus the amount of any value added tax or similar tax or levy recoverable by Whitton) of all travel and hotel expenses properly and reasonably incurred and documented by Whitton in the course of providing the Services; provided however that any amount in excess of ten thousand Dollars (US$ I 0,000) for any single expense shall only be incurred and reimbursed if Cobalt has given its prior written approval of such expense.

4.6                               The amount of any expenses claimed by Whitton pursuant to Clause 4.5 shall be included by Whitton in an invoice submitted to Cobalt within thirty (30) days following the end of the month in which such expenses were incurred, accompanied by valid receipts and such other evidence and supporting documentation as Cobalt may require and, except where the amount of any expenses so claimed is disputed in good faith by Cobalt, Cobalt shall reimburse Whitton, by wire transfer to the Beneficiary’s Account, within thirty (30) days following receipt of such invoice.

4.7                               Cobalt shall have the right to arrange for an independent auditor of international repute, at Cobalt’s sole expense, to audit the books and records (including accounting records) of Whitton which relate to the Services performed by Whitton under this Agreement, including any costs or expenses incurred by Whitton thereto, and Whitton shall ensure that any such auditor appointed by Cobalt is provided with full access to all such reports and documents.

4.8                               Whitton shall not use, disclose to any person or exploit any Intellectual Property Right belonging to Cobalt without the prior written consent of Cobalt.

5.                                      LIABILITY

5.1                               Notwithstanding any other provision of this Agreement and subject to Clause 5.2, the maximum liability (including under statute, tort (including liability for negligence but excluding liability for death or personal injury), contract or otherwise) of Whitton to Cobalt in any calendar year in respect of any liabilities, losses, damages, costs and expenses incurred by Cobalt as the result of any breach of this Agreement by Whitton and the performance of the Services by Whitton shall not exceed the greater of three (3) million Dollars ($3,000,000)and twenty-five percent (25%) of the aggregate amounts paid by Cobalt to Whitton under Clause 2 during the previous calendar year.

5.2                               Nothing in this Agreement shall operate to limit the liability of Whitton under or in connection with Clause 7.

6.                                      REPRESENTATIONS AND WARRANTIES OF COBALT

Cobalt warrants to the Beneficiary that:

(a)                                 it is duly formed and validly exists under the laws of its place of formation;

(b)                                 it has the power and has taken all necessary actions to enter into this Agreement, which Agreement will constitute legally binding obligations of Cobalt and will not cause Cobalt to violate any applicable law, judgement, order, permit or any other agreement, consent or instrument binding upon Cobalt; and

(c)                                  neither the signing and delivery nor the performance of this Agreement by Cobalt will: (i) contravene or constitute a default under any provision contained in any agreement, instrument, law, judgement, order, licence, permit or consent by which Cobalt is further affected; or (ii) cause any limitation on it or the power of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgement, agreement, instrument or otherwise, to be exceeded; in the case of each of (i) and (ii), which is material in the context of this Agreement.

7.                                      REPRESENTATIONS AND WARRANTIES OF WHITTON

7.1                               Whitton represents, warrants, covenants and undertakes that it, and its Affiliates, shareholders, officers, directors, employees, agents and representatives (together, the “Representatives”):

(a)                                 in performance of the Services and in the exercise of all rights and the discharge of all obligations under this Agreement, shall comply in all material respects with all applicable laws, rules, and regulations of Angola, the Bahamas, England and Wales, the United States, and of any other jurisdictions the laws of which are applicable to such Persons or their activities;

(b)                                 have complied and shall continue at all times to comply with:

(i)                                     the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1977, which entered into force on February 15, 1999, and the Convention’s Commentaries;

(ii)                                  the United States Foreign Corrupt Practices Act of 1977, as amended from time to time; and

(iii)                               all applicable laws, rules and regulations of Angola, the Bahamas, England and Wales, or any other applicable jurisdiction, dealing with bribery, corruption or improper or illegal payments, gifts, or gratuities, which principles, laws, rules and regulations are collectively the “Relevant Legislation”.

7.2                               Without prejudice to the generality of Clause 7.1, Whitton represents, warrants, covenants and undertakes that it and its Representatives have not made, offered, or authorized and will not make, offer, or authorize any payment, gift, promise or anything of value or advantage, whether directly or through any other person or entity, to or for the use or benefit of any Public Official or any political party or political party official or candidate for office.

7.3                               Whitton shall defend, indemnify and hold the other Party harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to any breach by Whitton or any of its Representatives of this Clause 7 and such indemnity obligation shall survive termination or expiry of this Agreement.

7.4                               Whitton shall, and undertakes that its Representatives shall: (i) maintain adequate internal controls; (ii) keep books, accounts and records that properly, fairly and accurately record and report all transactions; (iii) not maintain any off-the book accounts or record any non-existent expenditures; and (iv) not enter liabilities with incorrect identification of their object or use false documents.

7.5                               No Party is in any way authorized to take any action on behalf of the other Party that would result in inadequate or inaccurate recording or reporting of assets, liabilities or any other transaction, or which would put the other Party in violation of the Relevant Legislation or of any other laws applicable to operations on any Block or to the rights and obligations of the other Party under this Agreement.

7.6                               Whitton represents and warrants that there is no existing family relationship or business relationship between it or any of its Representatives and any Public Official or any political party or political party official or candidate for office in or of the Republic of Angola and agrees to promptly notify Cobalt of any such relationship that may arise during the term of this Agreement.

7.7                               Whitton shall, and undertakes that its Representatives shall, promptly respond in reasonable detail to any reasonable inquiry from Cobalt in connection with the representations and warranties set out in this Clause 7 and shall provide such documentary support as is available and within Whitton’s or its Representatives’ control for such response as Cobalt may reasonably request. Cobalt and its representatives shall be reasonably entitled at any time and from time to time following reasonable written notice to Whitton to conduct audits of the books and records of Whitton and its Representatives, and to conduct discussions and interviews with the Representatives of Whitton, to confirm continued compliance by Whitton and its Representatives with the Relevant Legislation.

7.8                               Whitton acknowledges that Cobalt may conduct, on an ongoing basis, due diligence, with respect to Whitton and its Representatives and their compliance with the Relevant Legislation, which due diligence may include, but not be limited to, conducting such number of interviews with such Representatives as Cobalt or its counsel may consider necessary or appropriate.

7.9                               As at the Effective Date, Whitton represents and warrants that all responses provided to due diligence enquires made by Cobalt or its advisers pursuant to Clause 7.8 above are true, complete and accurate and Cobalt acknowledges that the due diligence undertaken to date in respect of the above on Whitton and its Representatives has been satisfactory.

8.                                      ASSIGNMENT

8.1                               Subject to the further provisions of this Clause 8, in the event that Cobalt and/or any of its Affiliates assigns to any Person all or any part of its Percentage Interest in respect of any Block, Cobalt may elect by notice in writing to Whitton:

(a)                                 in the instance that Cobalt and/or any of its Affiliates is transferring to such Person all of its Percentage Interest in such Block, to assign and transfer to such Person, subject to the provisions of Clause 8.2, an equivalent proportion of its rights and obligations under this Agreement; or

(b)                                 in the instance that Cobalt and/or any of its Affiliates is transferring to such Person only part of its Percentage Interest in such Block, to retain all rights and obligations under this Agreement, and amounts payable to Whitton by Cobalt under Clause 2 shall be calculated as though the Percentage Interest of Cobalt remains unchanged notwithstanding such assignment; or

(c)                                  pay to Whitton the Cash Value as expressly agreed or determined in accordance with Clause 8.8, and on payment of such agreed Cash Value this Agreement shall terminate in respect of the relevant Block.

8.2                               (a)                                 Any assignment of the rights and obligations of Cobalt under this Agreement pursuant to Clause 8.l(a) shall be subject to: (i) the approval by Whitton of the assignee, which approval shall not be unreasonably withheld or delayed; and (ii) the execution by the Parties and the assignee of documentation giving effect to the assignment and novation of this Agreement, and to the assumption by the assignee of the applicable proportion of the rights and obligations hereunder of Cobalt, in a form approved by Whitton, which approval shall not be unreasonably withheld or delayed.

(b)                                 If Whitton does not: (i) so approve of the assignee; or (ii) so approve the form of assignment and novation documentation with the assignee, Cobalt shall be obliged, if so required by Whitton, to pay the Cash Value (as agreed by the Parties or otherwise determined in accordance with Clause 8.8) to Whitton, and on payment of such agreed Cash Value this Agreement shall terminate in respect of the relevant Block.

8.3                               Where:

(a)                                 the consideration for any assignment of a Percentage Interest by Cobalt and/or any of its Affiliates consists of an interest in other oil and gas exploration and/or production assets outside or inside the Republic of Angola (the “Substitute Assets”) and does not consist of cash; and

(b)                                 Cobalt’s obligations under this Agreement are neither transferred to the assignee pursuant to Clause 8.l(a) nor terminated in respect of the relevant Block on payment of the Cash Value in accordance with Clauses 8.1(c) and 8.2(b),

Whitton shall be entitled to submit a notice to Cobalt, not later than thirty (30) days following written notification by Cobalt to Whitton of the completion of any such assignment, seeking an interest in such Substitute Assets in substitution for its rights under this Agreement in respect of such Block (a “Substitution Notice”).

8.4                               Following receipt by Cobalt of a Substitution Notice, Whitton shall retain its rights in respect of any interest in such Block retained by Cobalt (“Remaining Interest”) in accordance with the terms of this Agreement, but in relation to the Substitute Assets:

(a)                                 the Parties shall negotiate in good faith, during a period of ninety (90) days after the date of such notice, the terms of a royalty interest to be granted to Whitton in respect of oil and/or gas produced from the Substitute Assets;

(b)                                 the terms of any such royalty interest shall be agreed between the Parties such as to grant to the Parties rights and obligations in respect of the Substitute Assets which are of equivalent value to and, subject to the foregoing provisions of this Clause, on equivalent terms as, their rights and obligations under this Agreement, but taking account of any continuing rights Whitton may have in respect of any Remaining Interest and the value thereof; and

(c)                                  on execution by the Parties of an agreement giving effect to such royalty interest in respect of the Substitute Assets, this Agreement shall remain in force in respect of any Remaining Interest but shall not apply to the Substitute Assets and if there is no Remaining Interest, this Agreement shall terminate in respect of the relevant Block.

8.5                               Cobalt shall promptly notify Whitton in writing of any Change of Control of Cobalt.

8.6                               On or following a Change in Control of Cobalt, where so required by Whitton by notice in writing to Cobalt given within thirty (30) days following notice by Cobalt of such Change in Control, Cobalt will pay the Cash Value in respect of each Block (as agreed by the Parties or otherwise determined in accordance with Clause 8.8 to Whitton within thirty (30) days following such agreement or determination and this Agreement shall terminate on the date on which payment of such Cash Value is made in full to Whitton.

8.7                               Notwithstanding anything to the contrary in this Clause 8 where any discovery of hydrocarbons has been made in any Block Cobalt may not, without the prior consent of Whitton, cause termination of this Agreement (to the extent relating to such Block) by payment of the Cash Value at any time prior to the earlier to occur of: (i) a declaration by the Contractor, pursuant to any Government Contract, that such discovery constitutes a commercial discovery and will be developed in accordance with such Government Contract; and (ii) written confirmation by Cobalt that such discovery does not constitute a commercial discovery and that Cobalt does not intend so to develop such discovery.

8.8                               Where under this Agreement the Cash Value or the value of the Substitute Assets are required to be determined for the purposes of any payment to be made by Cobalt to Whitton:

(a)                                 for a period of fifteen (15) days following notification by Cobalt to Whitton that Cobalt requires the Cash Value or the value of the Substitute Assets to be determined, the Parties shall attempt in good faith to agree the applicable Cash Value or value of the Substitute Assets; and

(b)                                 if no agreement has been reached by the end of such fifteen (15) day period, any Party shall be entitled to refer the matter to an Expert as provided in Clause 15.5 for determination of the Cash Value or the value of the Substitute Assets.

8.9                               Except in accordance with the foregoing provisions of this Clause 8, a Party may not assign any of its rights or obligations under this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

9.                                      TAXES AND COSTS

9.1                               All payments made by Cobalt to the Beneficiary under this Agreement shall be made in full without any set-off or deduction. The Beneficiary shall be solely responsible for payment of all taxes (including withholding tax, if any) levied or assessed on it in connection with payments made to it by Cobalt pursuant to this Agreement and hereby undertakes to indemnify Cobalt and its Affiliates against any payment required to be made by any of them in respect of any taxation (including fines, penalties and interest) levied or assessed on the Beneficiary.

9.2                               Notwithstanding Clause 9.1, if Cobalt is required by applicable law or by any Governmental Authority to withhold tax from any payment to be made to the Beneficiary under this Agreement:

(a)                                 Cobalt shall submit to the Beneficiary a notice stating the existence of such requirement and setting out the basis on which such withholding is required to be calculated (a “Withholding Notice”) and shall provide to the Beneficiary copies of any notifications or other correspondence from any Governmental Authority imposing such requirement and shall provide to the Beneficiary such other information within its possession concerning such requirement as the Beneficiary may reasonably request;

(b)                                 if, within thirty (30) days following receipt of a Withholding Notice, the Beneficiary certifies to Cobalt, by notice in writing (a “Full Payment Notice”), that such requirement does not apply and that such withholding is not required to be made, Cobalt shall pay to the Beneficiary an amount equal to any amount withheld by Cobalt in accordance with the Withholding Notice and, subject to Clause 9.2(c), any further such payments by Cobalt to the Beneficiary shall be paid without any such withholding (or shall be increased such that the Beneficiary receives an amount calculated as if such withholding was not required);

(c)                                  if the Beneficiary has not procured the provision by the Government, or a mutually acceptable and recognised tax authority, of written confirmation to Cobalt that no amounts are required to be withheld as specified in the relevant Withholding Notice, Cobalt shall be entitled to deduct from any future amount payable to the Beneficiary under this Agreement an amount equal to all amounts paid to the Beneficiary which should have been withheld in accordance with the terms of the Withholding Notice, and if all such amounts have not been deducted by the second anniversary of any Full Payment Notice, the Beneficiary shall immediately pay to Cobalt the remaining amount which has not been so deducted;

(d)                                 if no Full Payment Notice is received by Cobalt from the Beneficiary within thirty (30) days following submission of a Withholding Notice, Cobalt shall be entitled to withhold tax from any payment to be made at any time to the Beneficiary in accordance with the terms of such Withholding Notice.

9.3                               Each of the Parties shall pay its own costs and expenses (and those of its Affiliates) in connection with the negotiation and execution of this Agreement and the documents executed pursuant hereto.

10.                               CONFIDENTIALITY

10.1                        Any information provided by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) under or in connection with this Agreement (including information provided pursuant to Clause 3 and any information relating to the business or operations of Cobalt or its Affiliates which is acquired by Whitton in performance of the Services) shall be held confidential by the Receiving Party and shall not be divulged in any way to any third party without the prior written approval of the Disclosing Party, provided that the Receiving Party may, without such approval, disclose such information to:

(a)                                 any of its Affiliates, provided the Disclosing Party procures that such Affiliates keep the information disclosed confidential; or

(b)                                 any outside professional consultants or other professional advisers consulted in connection with this Agreement, provided the Disclosing Party obtains a similar undertaking of confidentiality (but excluding this proviso) from such consultants or advisers; or

(c)                                  any bank or financial institution from whom such Party is seeking or obtaining finance, provided the Disclosing Party obtains a similar undertaking of confidentiality (but excluding this proviso) from such bank or institution; or

(d)                                 the extent required by any applicable law or regulation or the requirements of any recognised stock exchange on which the shares or other securities of the Disclosing Party or of any of such Party’s Affiliates are listed; or

(e)                                  any court of competent jurisdiction acting in pursuance of its powers or any arbitral tribunal or expert appointed pursuant to Clause 15; or

(f)                                   the extent that such information becomes public knowledge or for any other reason ceases to be confidential otherwise than through breach of this undertaking.

10.2                        Cobalt acknowledges and agrees that the Beneficiary acts as a professional consultant to Cobalt under the terms of this Agreement and the Parties shall enter into such further or amended confidentiality undertakings as are required for compliance with the provisions of any JOA and Government Contract.

11.                               TERMINATION

11.1                        This Agreement shall continue in full force and effect until the earlier of:

(a)                                 termination of this Agreement by written agreement of the Parties;

(b)                                 termination of this Agreement by a Party on fourteen (14) days’ written notice following material breach of any obligation, representation or warranty by the other Party under this Agreement, where written notice of such breach has been given to such other Party and such breach is either not capable of being remedied or has not been remedied on the date falling thirty (30) days after the date of such notice of breach. For the avoidance of doubt, the Beneficiary shall only be deemed to be in material breach of this Agreement where it fails to comply with the provisions of Clause 7 (Representations and Warranties), Clause 9 (Taxes and Costs) and Clause 10 (Confidentiality); or

(c)                                  termination by a Party on the insolvency, winding-up, liquidation or dissolution of the other Party, including on the appointment of any administrator, receiver, receiver-manager or administrative receiver (or the equivalent in any applicable jurisdiction), or on the presentation by any creditor of any application or petition for the same; provided however, in the event of the insolvency, winding up, liquidation or dissolution of Cobalt, and where in such instance, the interest of Cobalt in the Blocks still retains independent value (prospective, production or otherwise) in whole or in part, it is expressly agreed by the Parties that Whitton’s interests hereunder shall be protected and maintained to the extent possible, such that in the case of the sale or otherwise of the Blocks, in the settlement of any damages, debts, collateral and/or residual value of Cobalt, to any third party, the interest of Whitton hereunder shall be recognised and considered as a non-Cobalt value component consistent with the terms and conditions of this Agreement.

11.2                        Without prejudice to Clause 11.1, this Agreement shall cease to have effect in respect of any Block upon:

(a)                                 payment by Cobalt to Whitton of the Cash Value in respect of such Block (as agreed by the Parties or otherwise determined in accordance with Clause 8.8) pursuant to the provisions of Clause 8.5;

(b)                                 the termination or expiry of the Government Contract in relation to such Block (provided that, in the event of such termination or expiry, this Agreement shall not terminate in respect of such Block until all payments already required to be made by Cobalt under Clause 2 have been made to the Beneficiary), but without prejudice to any rights and obligations of the Parties in respect of any Substitute Assets pursuant to Clause 8.4.

12.                               MISCELLANEOUS

12.1                        This Agreement shall not constitute, involve or require the grant, assignment or transfer by Cobalt to the Beneficiary of any right, title or interest in or under any Government Contract or JOA or otherwise entitle the Beneficiary to any rights or benefits of the Contractor thereunder.

12.2                        No waiver by any Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing. Any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

12.3                        Where under this Agreement the consent or approval of either Party is expressly required for any action by the other Party (other than the incurring of any cost or expense), such consent or approval shall not be unreasonably withheld, delayed or conditioned and shall be deemed to have been granted in the event that no written objection is raised by such first Party within fourteen (14) days following the receipt (where such receipt is either acknowledged by such first Party or deemed in accordance with the provisions of Clause 13.2) of a written request for such consent or approval.

12.4                        Nothing contained in this Agreement shall be construed or have effect as constituting any relationship of employer and employee, any agency arrangement or any partnership between Cobalt and Whitton or any of its Representatives.

12.5                        This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

12.6                        This Agreement represents the entire agreement between the Parties and supersedes all statements, warranties and representations previously made by the Parties and their Affiliates and all prior negotiations, proposals, statements of intent, understandings and agreements, relating to the subject matter hereof, including the Heads of Agreement. Each Party agrees that, save as expressly set out in this Agreement, it will have no remedy in respect of any untrue representations or statements made by the other Party or its advisers (unless made fraudulently) and upon which it relied in entering into this Agreement.

12.7                        The Parties confirm that no provision of this Agreement is intended to be enforceable by any Person who is not a party to this Agreement.

12.8                        This Agreement may be executed in any number of counterparts but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute one and the same agreement.

12.9                        No amendment or variation of this Agreement shall be effective unless it is in writing (which for this purpose does not include email) signed by or on behalf of each of the Parties to this Agreement.

12.10                 The provisions of Clauses 12, 13, 14 and 15 shall survive any termination of this Agreement as shall any other provision of this Agreement which is expressly stated so to survive.

13.                               NOTICES

13.1                        Any notices given pursuant to this Agreement shall be in writing and may be given by hand at, or sent by facsimile to, or sent by email to, the appropriate address or facsimile number stated in Clause 13.3 (or such other address as may be given for the purposes of this Agreement by notice to the other Party).

13.2                        Any such notice given as aforesaid shall be deemed to have been given at the time of delivery if delivered by hand (or on the first Business Day following the day of delivery by hand if delivery did not take place on a Business Day) or on the Business Day immediately following the day of transmission if sent by facsimile or upon receipt of confirmation from the addressee in the case of email.

13.3                        The respective addresses for service are:

Beneficiary:

Caversham SA,

42 Rue du 31-Decembre,

PO Box 6193,

Ch-1211

Geneva 6

Switzerland

Attn: Valerie Chambers

Cobalt:

Two Post Oak Central,

1980 Post Oak Blvd., Suite 1200,

Houston, Texas 77056

Fax. 713.579.9196

Attn: General Counsel

14.                               GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without reference to any choice of law principle that would result in the application of any other law.

15.                               DISPUTE RESOLUTION

15.1                        Any dispute which arises between the Parties out of or in connection with this Agreement, including any question regarding its existence, validity or termination, but excluding any disputes required to be resolved in accordance with Clause 15.5, shall be referred to and finally resolved by arbitration under the rules of arbitration of the International Chamber of Commerce (the “ICC Rules”) which rules are deemed to be incorporated herein.

15.2                        The seat (or legal place) of arbitration shall be London, England and notwithstanding Article 14.2 of the ICC Rules the hearings shall be held at the seat unless the Parties agree otherwise. The arbitration shall be conducted, and the award rendered, solely in the English language. The tribunal shall consist of three (3) arbitrators (the “Tribunal”), one to be nominated by the Party requesting arbitration as set forth in the ICC Rules (the “Claimant”) and one by the Party named as respondent by the Claimant as set forth in the ICC Rules (the “Respondent”). The Claimant and Respondent shall nominate the third arbitrator. If the Claimant and the Respondent fail to agree on the appointment of the third arbitrator within twenty (20) days of the appointment of the Respondent’s arbitrator, or if either the Claimant or the Respondent fails to nominate its own arbitrator, the ICC Court shall make such appointment.

15.3                        Any award rendered in such arbitration shall be final and binding on the Parties hereto and any judgement may be entered thereon of any order of enforcement obtained in any courts having jurisdiction. To the maximum extent permitted by law the Parties waive any right to refer any question of law or of fact and any right of appeal on the law and/or merits to any court.

15.4                        Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, any order of the Tribunal, any award or other, related rights of the Parties, the fact of the arbitration, the arbitration proceeding itself, all evidence, memorials or other documents exchanged or used in the arbitration and the arbitrators’ award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the Tribunal’s award.

15.5                        Any dispute between Cobalt and the Beneficiary as to the amount of any payment due pursuant to Clause 2 or as to the amount of the Cash Value or as to the valuation of the Substitute Assets, and any other dispute expressly stated in this agreement to be capable of being referred to the Expert, shall be resolved by expert determination pursuant to this Clause 15.5. The Party requiring an expert to be appointed to resolve such dispute shall give notice (the “Expert Notice”) to that effect to the other Party. Cobalt and Whitton shall endeavour in good faith to agree upon an internationally recognized accounting firm with experience in the international oil and gas industry (the “Expert”) to be appointed for such purpose. If, within fourteen (14) days after service of the Expert Notice, Cobalt and Whitton have been unable to agree upon an Expert, either Party may request that the Expert be appointed by the ICC International Centre for Expertise. The ICC Centre for Expertise may consult such independent professional and/or technical advisors as it deems necessary in order to make an informed appointment. The Expert shall be afforded the same rights of access to books, records, accounts and documents in the possession of Cobalt and Whitton as the Parties have in respect of each other. The Expert shall be instructed to render his decision in writing not later than thirty (30) days after his appointment which, in the absence of fraud or manifest error, shall be final and binding on Cobalt and Whitton, and settlement of payment shall be made within five (5) Business Days of such decision (or such later date as is provided for payment under this Agreement). The appointed Expert shall be deemed to be acting as an expert and not as an arbitrator. The costs of the Expert shall be borne by Cobalt and Whitton in equal proportions and shall be paid in advance.